Operating Agreement for
Concorde Essential Properties Fund, LLC

A Florida Limited Liability Company

THE INTERESTS REPRESENTED HEREBY (THE "INTERESTS") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THERE IS NO OBLIGATION ON THE ISSUER TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT. A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES ADMINISTRATORS OF CERTAIN STATES OR OTHER JURISDICTIONS NOR HAVE THEY BEEN QUALIFIED OR REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF CERTAIN STATES OR OTHER JURISDICTIONS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE QUALIFICATION OR REGISTRATION REQUIREMENTS OF SUCH LAWS. THEREFORE, A PURCHASER OF ANY INTEREST WILL NOT BE ABLE TO RESELL IT UNLESS THE INTEREST IS QUALIFIED OR REGISTERED UNDER THE APPLICABLE STATE SECURITIES LAWS OR LAWS OF OTHER JURISDICTIONS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION OR REGISTRATION IS AVAILABLE.

ARTICLE 11 OF THIS AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS. FURTHERMORE, THERE MAY BE RESTRICTIONS ON TRANSFER AS PROVIDED BY THE SUBSCRIPTION AGREEMENT OR THROUGH FEDERAL AND STATE LAW.

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective as of June 2, 2025, by and among Concorde Essential Properties Fund, LLC (the “Company”) and Concorde Group Holdings, LLC, a Florida limited liability company as Manager, and the several Persons whose names and addresses are set forth in substantially the form as Exhibit 1 and incorporated herein by reference, and whose signatures appear herein or by a executing a Subscription Agreement for an Offering of Class A Units or Class B Units, and any other Person who shall hereafter execute this Agreement as a Member of the Company.

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1:

“Act” means the provisions of Florida Statutes Title XXXVI, Chapter 605, also known as the “Florida Revised Limited Liability Company Act” as from time to time in effect in the State of Florida, or any corresponding provision or provisions of any succeeding or successor law of such State. The Act shall govern the rights and obligations of, and the relationships among, the Members except as modified by the provisions of this Agreement.

“Adjustment Year” means: (1) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final; (2) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made; or (3) in any other case, the Company’s taxable year in which the notice of final Company adjustment is mailed.

“Affiliate” of a Member or Manager means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively, “limited liability company”), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Articles of Organization” refers to the Company’s Articles of Organization as filed with the Florida Secretary of State.

“Assignee” means any transferee of a Member’s Interest who has not been admitted as a Member of the Company.

“Bankruptcy” means, with respect to a Member: (i) Member files a voluntary petition for bankruptcy; (ii) such Member is adjudged a bankrupt or insolvent, or has entered against him or it an order for relief, in any bankruptcy or insolvency proceeding; (iii) such Member files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; or (iv) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any such proceeding.

“Capital Account” means an account established and maintained (in accordance with, and intended to comply with, Income Tax Regulations Section 1.704-1(b)) for each Member pursuant to Article 9 of this Agreement.

“Capital Contributions” means the contributions made, in U.S. Dollars, by the Members to the Company pursuant to Sections 8.1 or 8.4 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

“Capital Events” shall refer to the refinancing of one or more of the Company’s properties and subsidiary companies, in part or in full.

“Cash Available for Redemption” means the amount of cash flow that may be set aside or otherwise allocated for the purpose of fulfilling Redemption Requests pursuant to Section 4.18.

“Class A Interests and Members” Class A Members are persons accepted into the Company as owners of Class A Units of LLC Interests (“Class A Units”). The Capital Contribution amount for one Class A Unit shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class A Unit Price”). The minimum Capital Contribution for Class A Units shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class A Minimum Subscription Amount”). There shall be a total of Thirty Thousand (30,000) Class A Units authorized to be issued. The Class A Units shall be entitled to the Preferred Return and their portion of Distributable Cash pursuant to Section 11.1. Class A Members shall be accepted into the Company solely by subscription and approval of the Manager. Each Class A Member agrees to make its Capital Contribution at the time the Member is accepted into the Company by the Manager. The Manager may designate different series of Class A Units. Every Class A Units series shall have the same rights and obligations as all Class A Units as stated throughout this Agreement, however, the Manager may set different a Class A Unit Price between Class A Units of different series.

“Class B Interests and Members” Class B Members are persons accepted into the Company as owners of Class B Units of LLC Interests (“Class B Units”). The Capital Contribution for one Class B Unit shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class B Unit Price”). The minimum Capital Contribution for Class B Units shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class B Minimum Subscription Amount”). There shall be a total of Seven Hundred Fifty Thousand (750,000) Class B Units authorized to be issued. The Class B Units shall be entitled to the Preferred Return and their portion of Distributable Cash pursuant to Section 11.1. Class B Members shall be accepted into the Company solely by subscription and approval of the Manager. Each Class B Member agrees to make its Capital Contribution at the time the Member is accepted into the Company by the Manager. The Manager may designate different series of Class B Units. Every Class B Units series shall have the same rights and obligations as all Class B Units as stated throughout this Agreement, however, the Manager may set different a Class B Unit Price between Class B Units of different series.

“Class C Interests and Members” Class C Members are persons accepted into the Company as owners of Class C Units of LLC Interests (“Class C Units”). The Capital Contribution for one Class C Unit shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class C Unit Price”). The minimum Capital Contribution for Class C Units shall be set from time to time by action of the Manager in accordance with Article 6 (the “Class C Minimum Subscription Amount”). There shall be a total of Twenty Thousand (20,000) Class C Units authorized to be issued. The Class C Units shall be entitled to their portion of Distributable Cash pursuant to Section 11.1. Class C Members shall be accepted into the Company solely by subscription and approval of the Manager. Each Class C Member agrees to make its Capital Contribution at the time the Member is accepted into the Company by the Manager. The Manager may designate different series of Class C Units. Every Class C Units series shall have the same rights and obligations as all Class C Units as stated throughout this Agreement, however, the Manager may set different a Class C Unit Price between Class C Units of different series.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, the Income Tax Regulations.

“Committed Capital” The amount of US Dollars a Member agrees to pay to the Company as their Capital Contribution in exchange for the Class A, Class B, or Class C Membership Interests.

“Company” means Concorde Essential Properties Fund, LLC, a Florida limited liability company.

“Disposition Events” shall refer to the sale of one or more of the Company’s properties and subsidiary companies, in part or in full.

“Distributable Cash From Cash Flows” means, for each Fiscal Year, the GAAP Profits from Company operations (not including Capital Events or Disposition Events) less (only to the extent not yet included in the adjustments made to determine to GAAP Profits for such Fiscal Year) the following to the extent paid, accrued or set aside by the Company: (a) all principal payments on indebtedness of the Company and all other sums paid by the Company to lenders; (b) all capital expenditures of the Company’s business, including but not limited to, any purchase commitments and commitments for any Financing Receivable; (c) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business; (d) Cash Available for Redemption; and, (e) cash reserves set aside for all Mandatory Distributions owed to Members pursuant to Section 11.9.

“Distributable Cash From Capital Events” means, for each Fiscal Year, the GAAP Profits from Capital Events less (only to the extent not yet included in the adjustments made to determine to GAAP Profits for such Fiscal Year) the following to the extent paid, accrued or set aside by the Company: (a) all principal payments on indebtedness of the Company and all other sums paid by the Company to lenders; (b) all capital expenditures of the Company’s business, including but not limited to, any purchase commitments and commitments for any Financing Receivable; (c) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business; (d) Cash Available for Redemption; and, (e) cash reserves set aside for all Mandatory Distributions owed to Members pursuant to Section 11.9.

“Distributable Cash From Disposition Events” means, for each Fiscal Year, the GAAP Profits from Disposition Events less (only to the extent not yet included in the adjustments made to determine to GAAP Profits for such Fiscal Year) the following to the extent paid, accrued or set aside by the Company: (a) all principal payments on indebtedness of the Company and all other sums paid by the Company to lenders; (b) all capital expenditures of the Company’s business, including but not limited to, any purchase commitments and commitments for any Financing Receivable; (c) such Reserves as the Manager deems reasonably necessary to the proper operation of the Company’s business; (d) Cash Available for Redemption; and, (e) cash reserves set aside for all Mandatory Distributions owed to Members pursuant to Section 11.9.

“ERISA” mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Investor” has the same meaning as “benefit plan investor” as defined in 29 C.F.R. ?2510.3-101(f)(2), as amended. Currently a “benefit plan investor” includes pension plans, profit sharing plans, stock bonus plans, and individual retirement accounts.

“Financing Receivable(s)” refers to the amounts due to the Company (as lender) arising out of any loans and/or notes whose term has not reached maturity and whose principal and/or interest is outstanding and has not been collected by the Company.

“Fiscal Quarter” refers to one of four, three-month periods comprising the Company’s Fiscal Year. The Company’s Fiscal Quarters end on March 31, June 30, September 30, and December 31 of every year.

“Fiscal Year” refers to the completion of the Company’s 12-month accounting period. The Company’s Fiscal Year ends on December 31 of every year.

“Holding Period” means the period of time during which a Member’s Units are not eligible for redemption pursuant to Section 4, beginning on the first (1st) day of the calendar month following the Unit Issue Date of such Units.

“Income Tax Regulations” means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

“Initial Closing Date” means, for Class A Members only, the date immediately prior to the Company’s first acquisition of a Property.

“Interest” means all of a Member’s ownership interest (within the meaning of the Act) and legal and equitable rights as an owner in the Company, including, without limitation, the Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any right to vote and any rights to participate in the management of the Company as provided in the Act and this Agreement.

“Manager” means Concorde Group Holdings, LLC.

“Member” means any Person who holds a (i) Class A Interest, (ii) Class B Interest, or (iii) Class C Interest.

“Percentage Interest” means the allocable interest of each Member in the income, gain, loss, deduction or credit of the Company as set forth in the records of the Company. Percentage Interest includes the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to participate in the Company’s income or losses, Net Cash Flow and any and all rights and benefits to which a Member may be entitled pursuant to this Agreement and under the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act. For matters described throughout this Agreement that call for a vote based on Percentage Interest - Class A, Class B, and Class C Interests have an aggregate combined Percentage Interest of 100%.

“Person” means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

“Preferred Return” shall mean the percentage value that accrues on a Member’s Unreturned Capital Contribution pursuant to Section 11, corresponding to the Holding Period listed in the following table:

Holding Period	Preferred Return
12 months	5.0%
24 months	5.5%
36 months	6.0%

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal from time to time as the “Wall Street Journal Prime Rate”).

“Reserves” means the reasonable reserves established and maintained from time to time by the Manager, in amounts reasonably considered adequate and sufficient from time to time by the Manager to pay taxes, fees, insurances or other costs and expenses incident to the Company’s business.

“Return Split” refers to the amount of Distributable Cash owed to each Class of Membership Interests as a class.

“Unfunded Committed Capital” means the difference, in United States Dollars, between a Member’s Capital Commitment and the Capital Contributions of the Member as of a specific date.

“Unit” means each of the Class A, Class B, and Class C Units issued, which collectively constitute all of the Interests of the Company. Each individual Unit constitutes a fractional part of the Interest of each Member in the Company representing the relative interest, rights and obligations a Member has with respect to certain economic rights, voting, and other items pertaining to the Company as set forth in this Agreement. Unless otherwise provided herein, references in this Agreement to Units of a Member include all or the portion of such Member’s Interest that is represented by or attributable to, or otherwise relates to, such Units. Whole numbers of Units may be issued by the Company and/or owned by Members and other transferees of Units.

“Unit Issue Date” refers to the date the Class A, Class B, and Class C Units were initially issued and transferred to a Person.

“Unreturned Capital Contributions” shall mean, for purposes of this Agreement, the total amount (in dollars) of all Capital Contributions made by the Members less the aggregate amounts paid to the Members by the Company to pay down the balance of their Capital Contributions.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Name. The name of the Company shall be Concorde Essential Properties Fund, LLC, a Florida limited liability company.

Section 2.2 Purpose of the Company. Notwithstanding any contrary provision in this Agreement, the Articles of Organization, or any other governing or organization documents of the Company to the contrary, the following shall govern the nature and principal purpose of the Company (the “Company Business”) and the purposes to be conducted and promoted by the Company (either directly, or indirectly, through one or more Subsidiaries), is to engage in the following activities:

(1) To purchase, acquire, sell, encumber, assign, lease, operate, or otherwise deal with real property (each, a “Property”);

(2) to purchase, own, hold, sell, assign, transfer, operate, manage, pledge and otherwise deal with business personal property; and

(3) to exercise all powers and take all actions necessary, appropriate or convenient to the conduct, promotion or attainment of the Company Business or purposes otherwise set forth herein.

It is understood that the foregoing statement of purposes shall not serve as a limitation on the powers or abilities of this Company, which shall be permitted to engage in any other business activities without a formal amendment to this Agreement.

Section 2.3 Term. This Company shall continue in existence in perpetuity from the date of filing of its Articles of Organization with the Florida Secretary of State, unless earlier dissolved pursuant to the Act or in accordance with this Agreement.

ARTICLE 3

COMPANY OFFICES

Section 3.1 Registered Office. The registered office of the Company in Florida required by the Act shall be as set forth in the Company’s Articles of Organization until such time as the registered office is changed in accordance with the Act.

Section 3.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be fixed by the Manager within or without the State of Florida. The initial principal office address is 1600 S. Federal Highway, Suite 570, Pompano Beach, Florida 33062.

Section 3.3 Other Offices. The Manager may at any time establish other business offices within or without the State of Florida.

ARTICLE 4

MEMBERS; LIMITED LIABILITY OF MEMBERS; CLASSES; INTERESTS OF MEMBERS; CERTIFICATES; VOTING RIGHTS; MEETINGS OF MEMBERS

Section 4.1 Members. Each Person admitted as a Member of the Company pursuant to the Act and this Agreement, shall be a Member of the Company until they cease to be a Member in accordance with the provisions of the Act, the Articles of Organization, or this Agreement. Upon the admission of any new Member, the Company shall update its records to reflect the name, address, Capital Contribution, and date admitted as a Member.

Section 4.2 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Section 4.3 Nature of Membership Interest; Agreement Is Binding upon Successors. The Interests of Members in the Company constitute their personal property. No Member has any interest in any specific asset or property of the Company. In the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator or other legal representative of such Member shall be bound by the provisions of this Agreement. If a Member who is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement.

Section 4.4 Certificates Evidencing Interests. It is not the intention to issue the Members certificates evidencing their Membership Units. However, the Company may issue to every Member of the Company a certificate signed by the Manager specifying the Interest of such Member. If a certificate for registered interests is worn out or lost, it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Manager.

Section 4.5 Classes of Members. The Company shall have three (3) classes of Members: Class A Members, Class B Members, and Class C Members. Each such class of Members shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. The names and addresses of the Members shall be maintained by the Company.

4.6 Voting Rights

(A) Except as may otherwise be provided in this Agreement, the Act, or the Articles of Organization, each of the Class A Members and Class B Members hereby waives their right to vote on any matters other than matters that cannot be waived under the Act. Notwithstanding anything contained herein, the Members shall not participate in the day-to-day management of the business of the Company.

(B) Only Class C Members will be entitled to vote on matters stated in Section 4.6(C). Any other matter that may require vote that is waivable under 4.6(A) and not included in 4.6(C) shall be votable on by only Class C Members voting as a group.

(C) The Affirmative vote of 51% of all Class C Membership Interests shall be required to:

(i) approve a sale of or liquidation of substantially all of the assets of the Company;

(ii) amend the Articles of Organization or make substantive or material amendments to this Agreement;

(iii) dissolution of the Company; and,

(iv) election, removal, or replacement the Manager.

(D) Without limiting the preceding provisions, no Person shall be entitled to exercise any voting rights as a Member until such Person (i) has been admitted as a Member, and (ii) has paid the Capital Contribution required hereunder.

Section 4.7 Place of Meetings. All meetings of the Members may be held at any place within the United States designated by the Manager. The meetings may occur in-person, telephonically, or digitally using available technology. The Manager shall have sole discretion as to the manner in which meetings of the Members are carried out.

Section 4.8 Meetings of Members. No annual meeting of the Members shall be required. Notwithstanding the foregoing, a meeting of the Members for the purpose of taking any action permitted to be taken by the Members hereunder may be called by the Manager or by any Class C Member. Upon request in writing that a meeting of Members be called for any proper purpose, the Manager shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time established and set by the Manager. Such notices shall state: (1) the place, date and hour of the meeting; and, (2) those matters which the Manager, at the time of the mailing of the notice, intends to present for action by the Members.

Section 4.9 Quorum. The presence at any meeting in person or by proxy of Members holding not less than a seventy-five percent (75%) of the Percentage Interests of Class C Members shall constitute a quorum for the transaction of business. This section shall not be interpreted to alter the votes required by this Agreement.

Section 4.10 Waiver of Notice. If any notice is required to be given to any Member, a written signed waiver by that Member shall be equivalent to the giving of such notice, regardless of when such waiver was signed.

Section 4.11 Action by Members Without a Meeting. Any action which, under any provision of the Act or the Articles of Organization or this Agreement may be taken at a meeting of the Members, may be taken without a meeting, and without notice. Such action may be taken without a meeting if a written consent of such action, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting with all of the voting Members as if the vote were taken during a meeting.

Any Member giving a written consent, or the Member’s proxyholders, or a personal representative of the Member or their respective proxyholders, may revoke the consent by a writing received by the Manager prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the Manager, but may not do so thereafter. Such revocation is effective upon its receipt by the Manager or, if there shall be no person then holding such office, upon its receipt by any other officer or Manager of the Company.

Section 4.12 Record Date. The Manager shall fix a time in the future as a record date (the “Record Date”) for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to call a Call Amount pursuant to Section 8.5, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The Record Date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a Record Date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the Record Date, except as otherwise provided by statute or in the Articles of Organization or this Agreement.

Section 4.13 Members and Managers May Participate in Other Activities. Each Member and Manager of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member or Manager shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture. Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member, Manager or Affiliate. A Member or Manager may engage in incidental use of the Company’s computers, communication systems, or internet facilities for other business activities so long as such usage has no material impact upon the Company’s facilities and equipment.

Section 4.14 Members Are Not Agents. The management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement or the Articles of Organization. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose. Any attempt to do so is null and void ab initio.

Section 4.15 Transactions of Members with the Company.

Subject to any limitations set forth in this Agreement and with the prior written approval of the Manager, a Member may lend money to and transact other business with the Company, such as providing services for compensation. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member. Any such loan or other transaction shall not be deemed a Capital Contribution under this Agreement unless specifically approved upon, in writing, by the Manager.

Section 4.16 Loans from Members to the Company.

Without limiting Section 4.15, no Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the prior written approval of the Manager. Any loan by a Member to the Company (a “Loan”) with the required approval of the Manager shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, shall bear interest at such commercially reasonable rate as may be agreed upon by the lending Member and the Manager, and shall be evidenced by a promissory note containing commercially reasonable terms duly executed by the Manager. In the event a Loan is made by a Member and no promissory note (a “Note”) is issued by the Company, then such amount shall be treated as a Loan and bear interest at the rate of the Prime Rate plus two percent (2%) per annum.

Section 4.17 Withdrawal. No Class A Member, Class B Member, or Class C Member may have the right to voluntarily or involuntarily withdraw, resign, or otherwise disassociate (a “Withdrawal” or to “Withdraw”) or receive a return of its Capital Contribution and any unpaid distributions from the Company except on the prior written consent of the Manager, which may be withheld, conditioned or delayed in Manager’s sole discretion. Any Withdrawal for which no consent has been given shall be null, void and of no effect whatsoever. Class C Members have no right to Withdraw.

Section 4.18 Redemptions. After the Holding Period corresponding to a Member’s Preferred Return, a Class A Member or Class B Member may request between October 1st and October 31st (“Redemption Window”) that the Company redeem, from said member, a maximum of hundred percent (100%) of the then outstanding Membership Units held by the Member at the time of request (“Redemption”). In the event a Member desires Redemption and qualifies for the same, said Member (“Redeeming Member”) shall submit a written request (“Redemption Request”) to Withdraw and for the Company to redeem said Member’s Units up to maximum of one hundred percent (100%) of the then outstanding Units held by the Member at the time of request. The Redemption Request shall specify the number of Units (“Request Units”) to be redeemed, provided, however, that for the avoidance of doubt, a Member may only request the redemption of Units that have been issued and outstanding for longer than the Holding Period corresponding to a Member’s Preferred Return. The Request Units shall be in a whole number and in no case shall be less than $10,000 worth of the of the Member’s then outstanding Units at the time of the request. The Redemption Request shall be effective on the last day of the Fiscal Year after said Request is actually received by the Company; Redemption Requests will be closed at the end of October 31 of each Fiscal Year and Members must have delivered a completed Redemption Request to the Manager during the corresponding Redemption Window in order to be eligible to participate in a redemption in a given Fiscal Year. Notwithstanding anything contained herein to the contrary, the Company’s ability to meet Redemption Requests is wholly contingent upon the sufficiency and availability of Cash Available for Redemption and shall be subject to Manager’s sole and absolute discretion.

Section 4.19 Redemption Price. To the extent there is sufficient and available Cash Available for Redemption, as determined by the Manager in its sole and absolute discretion, to meet all Redemption Requests timely delivered by Redeeming Members during the Redemption Window for a given Fiscal Year, the Company shall redeem such Request Units from all Redeeming Members for the Redemption Price. The Manager may, at Manager’s sole discretion, allocate the Cash Available for Redemption amongst all Redeeming Members pro rata based on the number of Request Units each Member has requested to be Redeemed. The Manager may fulfill a Redemption Request and pay the Redemption Price in one payment or several payments at the Manager’s sole discretion. The “Redemption Price” shall be the Capital Contributions plus any accrued by unpaid distributions associated with such Request Units, less any Capital Contributions that have been repaid by the Company and less any Redemption Penalty (as defined in Section 4.27). The Redeeming Members shall be entitled to any distribution payable to such Member through the closing date of the Redemption on December 31st of the Fiscal Year in which the Redemption Request was received.

Section 4.20 Redemption Requests Terms. Closing on the redemption of Request Units may occur electronically no later than the last Business Day of January immediately following the Fiscal Year in which the Redemption Request was received and the Company shall tender cash or other readily available funds to the Redemption Members in payment of the Redemption Price for the Request Units. The Redeeming Member shall promptly execute and deliver any documents of transfer requested by the Company to evidence the Redemption. The Company may assess a reasonable processing fee (the “Processing Fee”) per Redemption Request. The Company may, in its discretion, assess this Processing Fee against the Redemption Price for the Request Units. Notwithstanding Section 11.1, or anything else herein to the contrary, the Redeeming Member shall receive a Preferred Return and distributions (made pursuant to Section 11.1 and 11.2 or otherwise) on Request Units owed for the last full Fiscal Quarter prior to the Fiscal Quarter in which the Company receives the Redemption Request. In the event the Redemption Request for all of the Redeeming Member’s then-owned Interests are Redeemed and paid for by the Company, the Redeeming Member will no longer be a Member of the Company.

4.21 Manager’s Discretion. The Manager has sole and absolute discretion as to:

(A) whether to grant a Redemption Request, in part or in full;

(B) the amount of Cash Available for Redemption;

(C) the timing of the payment to a Redeeming Member, insofar that a Redemption Request payment complies with the timing requirements under this Agreement;

(D) whether to allocate the Cash Available for Redemption amongst one or more Members and/or Redemption Units and

(E) whether to charge a Redemption Penalty, pursuant to Section 4.27.

The Company’s failure to pay the Redemption Price to the Redeeming Member in a timely manner will not give rise to default under the terms of this Agreement. In such a case, the Redemption Request for the un-Redeemed Redemption Units will be deemed to have been denied by the Manager as of the date the Redemption Request was received. In such a case, the Members unpaid, but owed distributions will be owed to Member, however Manager has sole and absolute discretion on the timing and amount of payment of those owed but unpaid distributions.

The Manager shall not be liable to any Member for any action as provided in Section 4.21 (A)-(E).

Section 4.22 Mandatory Redemptions Applicable to ERISA Investors. The Company may issue Units to an ERISA Investor in exchange for Capital Contribution(s) and the Manager may admit such ERISA Investor as a Member subject to the terms hereof; provided, that the Manager shall only accept Capital Contributions from an ERISA Investor and issue Units in exchange thereof (and admit said ERISA Investor as a Member if applicable) if, after said issuance, the Units held by ERISA Investors, collectively, would be less than twenty five percent (25%) of the Units then outstanding. At all times, the number of Units held by ERISA Investors shall be less than twenty-five percent (25%) of all Units then outstanding. For purposes of this calculation, the term “Member” shall include Assignees. This limitation shall be referred to as the “ERISA Investor Restriction.” If as a result of a Member Withdrawal, redemption or otherwise or issuance of additional Units, the Company violates or will violate the ERISA Investor Restriction, the Manager has the right, exercisable in its sole discretion, to cause the Company to redeem outstanding Units that are then held by ERISA Investors, on a pro rata basis, as is or may be necessary to ensure that the Company does not violate the ERISA Investor Restriction. In the event the Manager determines to exercise its rights under this Section 4.22, the Manager shall give each ERISA Investor immediate written notice of said determination, and in such Writing shall advise each ERISA Investor of the number of Units to be redeemed from said Investor, the effective date of such redemption and the Redemption Price to be paid to such Investor. Upon the effective date of such redemption, the Manager shall cause the Company to tender to each ERISA Investor the Redemption Price applicable to said Investor as directed by said Investor. For the avoidance of doubt, no fees shall be assessed by the Company on a redemption occurring pursuant to this Section and no Redemption Penalty shall be deducted from the Redemption Price.

Section 4.23 Company Option to Redeem. If a Class A , Class B, or Class C Member’s Units are Transferred (the “Involuntary Transferred Units”) due to said Member’s death, dissolution, or by any court or other judicial authority, including, but not limited to, Transfers ordered in a Bankruptcy proceeding, divorce, or as a result of garnishment, attachment or execution, the Company has the option, exercisable in its sole and exclusive discretion, to redeem all, but not less than all, of the Involuntary Transferred Units for the price and upon the terms as the Manager may reasonably determine. Within thirty (30) Business Days after the date on which the Company receives written notice of the applicable event, the Company shall provide written notice of its exercise of its option to redeem to the Member, the court and the proposed assignee and/or the successor of the Class A Member, Class B Member, or Class C Member (the “Successor”) as applicable (the “Option Notice”). The redemption price for the Involuntary Transferred Units shall be an amount equal to their Redemption Price less the Processing Fee and less all any and all loss, liability, damages, loss and expenses incurred by the Company as a result of or related to the Transfer. For the avoidance of doubt, no Redemption Penalty shall be deducted from the Redemption Price owed and paid under this Section 4.23. In the event the Company has an offset rights hereunder and exercises the same, then the Company shall notify in writing the Class A Member, the Class B Member, the Class C Member, the court and/or Successor, as applicable, of the amount of offset, with reasonable detail and documentation regarding the same, and shall provide the amount of the Redemption Price as reduced by any offset.

4.24 The closing of the redemption of the Involuntary Transferred Units may occur electronically or as the Manager may determine and shall take place within six (6) months after the Option Notice is sent by the Manager. Notwithstanding anything contained herein to the contrary, the Company is under no obligation to redeem Involuntary Transferred Units and the timing of its payment for Involuntary Transferred Units is wholly contingent upon the sufficiency and availability of Cash Available for Redemption and shall be subject to Manager’s sole and absolute discretion.

4.25 Notwithstanding anything else contained herein to the contrary, the Successor and/or the applicable Member shall merely be an assignee from and after the date of the applicable event causing the Transfer, and such Successor and/or the applicable Member shall thereinafter have no right to exercise rights of a Member hereunder.

4.26 In the event that any Successor and/or the applicable Member (“Defaulting Person”) shall be required to sell its Involuntary Transfer Units hereunder, and in the further event that Defaulting Person is unable to, or for any reason does not, deliver such Involuntary Transfer Units and necessary documentation to the Company and the Manager in accordance with the applicable provisions of this Agreement, then the Company may deposit the applicable Redemption Price for such Involuntary Transfer Units, by certified check, wire, ACH, or direct deposit of cash with the Company's primary bank, as agent or trustee, or in escrow, for such Defaulting Person, to be held by the bank until withdrawn by such Defaulting Person. Upon the deposit of the Redemption Price as provided for herein and upon notice in writing to the Defaulting Person, the Involuntary Transfer Units of such Defaulting Person to be redeemed shall at such time be deemed to have been redeemed by and conveyed to the Company, and such Defaulting Person shall have no further rights thereto, and the Company shall record the redemption in its books and records.

4.27 Redemption Penalty. The Company may, in the Manager’s sole discretion, charge a penalty deducted from the Redemption Price otherwise owed and paid to a Redeeming Member as a disincentive for prematurely liquidating a Member’s Interests in the Company (“Redemption Penalty”). For Redemption Requests submitted in the two (2) years following the expiration of a 12 month Holding Period, the Redemption Penalty shall equal twenty-five percent (25%) of the Member’s Unreturned Capital Contributions (on a per Unit basis). For Redemption Requests submitted in the one (1) year following the expiration of a 24 month Holding Period, the Redemption Penalty shall equal ten percent (10%) of the Member’s Unreturned Capital Contributions (on a per Unit basis).

4.28. Additional Class A Members and Increased Capital Contributions.

From time to time after the date of this Agreement and the Company’s first acquisition of a Property, the Manager may admit one or more new Class A Members (the “Additional Class A Members”) or permit any current Class A Member to increase its Capital Contributions (an “Increasing Class A Member,” and together with an Additional Class A Member, the “Subsequent Class A Members,” and all references to the admission to the Company and the Capital Contribution of a Subsequent Class A Member shall be understood to include the increase in the Capital Contribution and the increased amount of the Capital Contribution, respectively, of an Increasing Class A Member) under the following terms and conditions:

(a)	Each Subsequent Class A Member to be admitted to the Company must:

(i)                 execute and deliver to the Company a counterpart of this Agreement, or other written instrument, which sets forth:

A.	the name and address of such Subsequent Class A Member;

B.                 the Capital Contribution of such Subsequent Class A Member (or the increase in the Capital Contribution in the case of an Increasing Class A Member);

C.                 in the case of an Additional Class A Member, the agreement of the Member to be bound by the terms of this Agreement; and

D.                in the case of an Additional Class A Member, Exhibit 1 will be amended to reflect such Additional Class A Member’s name.

(ii)               in the case of each Additional Class A Member, pay, on or before the date of its admission to the Company, by way of contribution to the Company, cash equal to that portion of such Additional Class A Member’s Capital Contribution that it is required to contribute to the Company pursuant to Section 4.28(c).

(iii)             in the case of each Increasing Class A Member, pay by way of contribution to the Company, cash equal to that portion of such Increasing Class A Member’s increase in Capital Contributions that it is required to contribute to the Company pursuant to Section 4.28(c).

(b)             Each Subsequent Class A Member shall (i) be admitted to the Company as of the date on which the counterpart of this Agreement executed and delivered by such Subsequent Class A Member is accepted by the Manager on behalf of the Company (the “Admission Date”) and Exhibit 1 is amended to reflect such admission and (ii) participate in investments in Properties (“Portfolio Investments”) made prior to the Admission Date, if any, to the extent that no binding commitment to dispose of any such Portfolio Investment has been executed prior to such date.

(c)             On or about the date of its admission to the Company, each Subsequent Class A Member shall pay or, with the consent of the Manager, unconditionally agree to pay the following amounts:

(i)                  Each Subsequent Class A Member shall contribute to the Company as its initial Capital Contribution, an amount (a “Subsequent Closing Contribution”) equal to the sum of:

A.                in the case of each Portfolio Investment then held by the Company other than Portfolio Investments where a binding commitment to dispose of such Portfolio Investment prior to such Subsequent Class A Member’s admission to the Company has been executed, the amount that would have previously been contributed by such Subsequent Class A Member had such Subsequent Class A Member been admitted at the Initial Closing Date, less such amount as the Manager determines is necessary to take into account any distributions theretofore made; provided, that the Manager may make such adjustments to the foregoing Subsequent Closing Contribution as it may deem, in its sole discretion, to be equitable and appropriate, in the event there has been a material change or significant event relating to such Portfolio Investment that would justify a change in valuation; and

B.                 the amount that would have previously been contributed by such Subsequent Class A Member with respect to organizational expenses and Company expenses (including the Management Fee) had such Subsequent Class A Member been admitted at the Initial Closing Date, less such amount as is necessary to take into account any amounts theretofore returned.

(ii)                Each Subsequent Class A Member shall also pay to the Company an amount calculated as interest (a “Subsequent Closing Payment”) at a rate equal to eight percent (8%) per annum (compounded annually) on all Capital Contributions described in clauses (A) and (B) of Section 4.28(c)(i) for such Subsequent Class A Member, from the dates on which such Capital Contributions would have been made had the Subsequent Class A Member been admitted at the Initial Closing Date through the date on which the Subsequent Class A Member is admitted to the Company or pays such amounts, whichever is later.

(d)             Subsequent Closing Contributions and Subsequent Closing Payments received by the Company from a Subsequent Class A Member shall be paid and/or distributed by the Company as follows:

(i)                  A Subsequent Closing Contribution made pursuant to clause (A) of Section 4.28(c)(i), or made pursuant to clause (B) of Section 4.28(c)(i) and attributable to the cost of a Portfolio Investment made prior to such Subsequent Class A Member’s admission to the Company, and in either case any Subsequent Closing Payment made in respect thereof, shall be paid to the previously admitted Class A Members in accordance with their respective Percentage Interests for such Portfolio Investment; provided, that the Unfunded Committed Capital of each such previously admitted Class A Member shall be increased by the amount of such Subsequent Closing Contribution paid to such Member.

(ii)                A Subsequent Closing Contribution made pursuant to clause (B) of Section 4.28(c)(i) that is not attributable to the cost of a Portfolio Investment made prior to such Subsequent Class A Member’s admission to the Company, and any Subsequent Closing Payment made in respect thereof, shall be paid to the previously admitted Class A Members in accordance with their respective Capital Contributions; provided, that the Unfunded Committed Capital of each such previously admitted Class A Member shall be increased by the amount of such Subsequent Closing Contribution paid to such Member.

(e)              For purposes of this Agreement and for all accounting and tax reporting purposes, all payments and distributions made pursuant to Section 4.28(d) to previously admitted Members shall be treated, in accordance with Section 707(a) of the Code, as payments made directly from the Subsequent Class A Member to the previously admitted Members and not as items of Company income, gain, loss, deduction, contribution or distribution. Each Subsequent Class A Member shall succeed to the Capital Contributions of the previously admitted Members attributable to the portion of the amount remitted to such previously admitted Members pursuant to Section 4.28(d). The Manager shall appropriately adjust the Members’ Capital Contributions, Unfunded Committed Capital, Percentage Interests, Capital Accounts and any other relevant items to give effect to the intent of the foregoing provisions.

(f)              A Person shall be deemed admitted to the Company as a Subsequent Class A Member at the time that the foregoing conditions are satisfied, and such Person is listed by the Manager as a Member of the Company on Exhibit 1.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Manager. The business and affairs of the Company shall be managed, and all its powers shall be exercised by or under the direction of the Manager.

Section 5.2 Powers of the Manager. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Manager shall have the following powers and authorities:

(A) To conduct, manage and control the business and affairs of the Company and to make such rules and regulations as the Manager shall deem to be in the best interests of the Company;

(B) to appoint and remove officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(C) to lend money and borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, guaranty agreements, hypothecations or other evidence of debt and securities therefor;

(D) to designate an executive and/or other committees to serve at the pleasure of the Manager, and to prescribe the manner in which proceedings of such committees shall be conducted;

(E) to lease, rent, acquire real and personal property, arrange financing and enter into contracts;

(F) to enter into any business arrangement with unaffiliated third parties including entering into joint ventures, partnerships, joint tenancy, merger transactions, and the like;

(G) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes, or activities of the Company;

(H) to create additional classes of Units or series of existing classes of Units, with the approval of a majority of Class C Members.

Section 5.3 Agency Authority of Manager. The Manager, acting alone, is authorized to endorse checks, drafts, and other evidence of indebtedness made payable to the order of the Company.

Section 5.4 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

Section 5.5 Standards of Conduct; Modification of Duties.

(A) Notwithstanding any other provision of this Agreement or other applicable law, whenever in this Agreement or any other agreement contemplated hereby or otherwise, the Manager, in its capacity as the manager of Company, is permitted to or required to make a decision, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, to give any consideration to any interest of or factors affecting Company or the Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other law, rule or regulation.

(B) Except as is provided in Section 5.5(C), the Members acknowledge and agree that the Manager, in managing the Company, does not owe any fiduciary duties to the Members and/or to the Company including: (1) the duty of loyalty and good faith; and, (2) the duty of reasonable care and diligence.

(C) The Manager shall not exercise its duty of loyalty and good faith and duty of reasonable care and diligence in a manner below (1) the standard of willful or intentional misconduct; (2) gross negligence; or (3) knowing violation of the law by the Manager.

(D) The Members hereby waive any right to bring direct or derivative claims for breach of fiduciary duty (duties) that they, as Members, may have against the Manager (1) as Members; or (2) on behalf of the Company, unless such claims violate the standards as stated under Section 5.5(C).

(E) This Section 5.5 is written and agreed to pursuant the Act and applicable Florida law, whether such law is derived from statute, regulation, common law, or in equity.

5.6 Duties of Manager to Creditors. Except as expressly set forth in this Agreement, to the fullest extent permitted by law, the Manager shall not have any duties or liabilities, including fiduciary duties other than the duties of good faith and fair dealing as limited through Section 5.5, to any Member as creditor or any other creditor of Company, and the provisions of this Agreement.

5.7 No Duty of Manager to Members Tax Consequences. The Members expressly acknowledge that the Manager is under no obligation to consider the separate interests of the Members (including, without limitation, the tax consequences to Members) in deciding whether to cause Company to take (or decline to take) any actions, and the Manager shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Members in connection with such decisions.

5.8 Manager’s Protection from Apparent Authority. The Manager shall be protected when acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by Manager to be authorized or genuine and to have been signed or presented by person(s) with proper authority.

5.9 Manager May Consult. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, or other consultants and advisers selected by them. Any action taken or not taken by Manager in reliance upon the advice or opinion of such advisors (as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence) shall raise a conclusive presumption that such action or non-action was taken in good faith and in accordance with such advice or opinion.

5.10 Authority to Delegate. The Manager shall have the right, with respect to any of their powers or obligations as provided in this Agreement, to act through any of their duly authorized officers or any duly appointed agent, attorney, or attorneys-in-fact. Each such agent or attorney shall, to the extent provided by the Manager in written the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager as provided in this Agreement.

Section 5.11 Election and Removal of Manager. The initial Manager shall be Concorde Group Holdings, LLC, a Florida limited liability company.

(A) Subsequent Managers shall be elected by (i) the vote of Members holding not less than a fifty-one percent (51%) the Class C Interests at any meeting of the Members, or (ii) by written consent of Members holding not less than a majority of the Class C Interests. Except as otherwise provided by the Act or the Articles of Organization, the Manager shall hold office until dissolution, his or her death, Bankruptcy, mental incompetence, resignation or removal.

(B) The Manager may be removed for Cause upon the vote of a majority of the Percentage Interests of fifty-one percent (51%) of the Class C Members. For purposes of removal of a Manager, “for Cause” shall mean any of the following:

(i) Breach or default (and subsequent failure to cure or commence to cure) by the Manager of any material term or obligation under this Agreement that is not waived in writing by a majority of the Class C Members or cured (or the cure has not commenced) within thirty (30) days of notice of the alleged breach or default;

(ii) The knowing, willful and continued failure of the Manager to materially and substantially perform Manager’s customary duties (other than due to such party’s death or incapacity due to physical or mental illness), the reckless disregard of the performance of Manager, or the willful engaging by the Manager in gross misconduct or negligence which is materially and substantially injurious to the Company, monetarily or otherwise; or

(iii) Knowingly and intentionally making materially false, misleading, or inaccurate statements in connection with the rendering of services as a Manager that results in material and substantial financial damage to the Company.

(C) The proposed removal of any Manager other than based upon this Section 5.11 shall first be subject to written notice setting forth the alleged basis for the removal. Upon receipt of written notice, the recipient Manager shall have up to thirty (30) days to cure (or commence to cure) the alleged basis for removal.

5.12 Resignation, Dissolution, or Death/Disability of Manager. The Manager may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. The resignation of a manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

From time to time, the Manager may implement a succession plan regarding the management of the Company and disposition of the Manager’s Membership Interests, if any, in the event of the dissolution, death, or disability of the Manager.

Section 5.13 Manager May Engage in Other Activities. The Manager of the Company shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Manager shall be obligated to offer to the Company or its Members any opportunity to participate in any such other business venture. The Company shall not have any right to any income or profit derived from any such other business venture of the Manager.

This Section 5.13 applies to the Persons who control the Manager, as well as the Manager. Those Persons are permitted to participate in other business ventures and such Persons shall not be liable to the Company or the Members for participating or spending their time in other business ventures.

Section 5.14 Transactions of the Manager with the Company. The Manager may lend money to and transact other business with the Company. Subject to applicable law, the Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager. In the event the Manager transacts with the Company, such transaction shall have commercially reasonable terms for similar transactions in the area in which the transaction took place. Manager may authorize an affiliated or unaffiliated third party to act on behalf of the Company with respect to such a transaction with the Manager. No presumption of breach of fiduciary duties or bad faith shall arise if Manager does not appoint an agent to represent the Company in a transaction with the Manager. If the terms of the transaction are on commercially reasonable terms for similar transactions in the area in which the transaction took place, then it shall be presumed that Manager acted in accordance with their duties and in good faith arising from this Agreement and in law or equity.

Section 5.15 Compensation of Manager and Affiliates.

The Manager and its Affiliates shall be entitled to the following fees:

(A) Fund Management Fee: The Manager will charge an annual “Fund Management Fee” of 2.0% of the equity under management, calculated as either (x) the aggregate Capital Contributions that have not yet been invested in properties or other assets (“Committed Capital”), or (y) the net capital invested in Properties or other assets (“Net Invested Capital”). This fee covers the ongoing asset management services provided by the Manager, including sourcing and evaluating deals, executing business plans, overseeing property managers, and reporting to investors. The Fund Management Fee shall be paid quarterly from the Company assets. During the investment period, the Fund Management Fee will be charged on Committed Capital; thereafter on remaining Net Invested Capital.

(B)  Transaction Fees: The Manager’s affiliated management company will receive one-time transaction fees in connection with transactions in which a Property is acquired or sold by the Company (each, a “Transaction Fee”). The combined Transaction Fees associated with the purchase of the same Property shall be collectively are no more than 2.5% of each Property’s purchase price. The Transaction Fees will include an “Acquisition Fee” of 1.5% of the purchase price of a Property for sourcing, due diligence and closing the Property purchase. If the Manager arranges debt financing, the Manager will receive 1.0% of the purchase price as a “Financing Fee.” To compensate for the effort of marketing and transacting the sale of a real estate asset, the Manager will receive a “Disposition Fee” of 1.5% of the sale price.

(C) Compensation to Affiliates. The Manager may engage and utilize affiliates of the Manager and the Company to perform additional services on behalf of Company such as performing real property due diligence efforts, real property administration, oversight and management of real property development and construction of improvements, and real property management and maintenance. Any affiliate utilized by Manager will be compensated by Manager for any activity performed for the benefit of the Company based upon then current market rates for any services rendered to the Company by the affiliate. The affiliate will also be reimbursed by Manager for the reasonable expenses incurred by the affiliate while performing services for the benefit of the Company.

5.16 Expenses Borne by Manager. The Manager shall be reimbursed by the Company for all operating expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, costs of reporting to any governmental agencies, insurance premiums, travel, identification of real property, due diligence efforts, underwriting of assets for the Company, costs associated with evaluating any potential real estate-related investments, sales commissions and expenses such as real estate commissions, leasing agent fees, mortgage brokerage fees, costs associated with communication with Members, “broken deal” costs and fees, closing costs related to each real property or real estate-related investment vehicle, consulting fees related to the Company, and any other Company-related costs and expenses. The Manager may subcontract due diligence functions to third parties (e.g. appraisers, inspectors, subcontractors, real estate brokers, etc.) for the benefit of the Company and the costs of which will be Company expenses.

5.17 Representative.

(A) For taxable years beginning after December 31, 2024 (or any earlier year, if the Managers, so elects), the Managers shall designate a Company representative (in such capacity, the “Company Representative”) to act under Section 6223 of the Code as amended by the Bipartisan Budget Act of 2015 (or any successor thereto) (the “2015 Act”) and in any similar capacity under state, local or non-U.S. law, as applicable. The Company Representative may be removed and replaced by the Managers at any time in its sole discretion. Notwithstanding anything else to the contrary in this Agreement, the Company Representative shall apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto), or similar provisions of state, local or non-U.S. tax law, with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service (or other tax authority) with respect to the Company or the Members for such taxable years, in the manner determined by the Company Representative with the approval of the Manager.

(B) The Company Representative shall keep the Members informed of any inquiries, audits, other proceedings or tax deficiencies assessed or proposed to be assessed (of which the Company Representative is actually aware) by any taxing authority against the Company or the Members.

(C) So long as the Company satisfies the provisions of Sections 6221(b)(1)(B) through (D) of the Code, the Company Representative, with the approval of the Managers, may cause the Company to make the election set forth in Section 6221(b)(1) of the Code so that the provisions of Subchapter C of Chapter 63 of the Code shall not apply to the Company. If such election is made the Company Representative shall provide the proper notice to each Member in accordance with Section 6221(b)(1)(E).

(D) Provided the election described above is not in effect, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (the “IRS Adjustment”), the Company Representative shall respond to such IRS Adjustment in accordance with either Section 5.17(E) or Section 5.17(F).

(E) In accordance with section 6225 of the Code as enacted under the 2015 Act, the Company Representative may cause the Company to pay an imputed underpayment as calculated under section 6225(b) of the Code with respect to the IRS Adjustment, including interest and penalties (the “Imputed Tax Underpayment”) in the Adjustment Year. The Company Representative shall use commercially reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status. Each Member agrees to amend its U.S. federal income tax return(s) to include (or reduce) its allocable share of the Company’s income (or losses) resulting from an IRS Adjustment and pay any tax due with such return as required under Section 6225(c)(2) of the Code, even if an Imputed Tax Underpayment liability of the Company or IRS Adjustment occurs after the Member’s withdrawal from the Company. The Company Representative may elect at his/its sole discretion to follow and implement the Centralized Partnership Audit Regulations and thereby address any tax issues at the Company level.

(F) Alternatively, the Company Representative may elect under section 6226 of the Code as implemented under the 2015 Act to cause the Company to issue adjusted Internal Revenue Service Schedules “K-1” (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year.

(G) Each Member does hereby agree to indemnify and hold harmless the Company, Manager and Company Representative from and against any liability with respect to the Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Managers, including the Managers’ reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

(H) Each Member does hereby agree to indemnify and hold harmless the Company, the Manager and Company Representative from and against any liability with respect to the Member’s proportionate share of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof reported on an adjusted Internal Revenue Service Schedule K-1 received by the Company with respect to any entity in which the Company holds an ownership interest and which results in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Managers, including the Manager’s reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

ARTICLE 6

MEETINGS OF MANAGER

Section 6.1 Place of Meetings. So long as there is only one Manager, no notice of Meetings of the Manager shall be required and the Manager may conduct its business at any place within or without the State of Florida that has been designated from time to time by the Manager.

Section 6.2 Action by Managers Without a Meeting. Any action required or permitted to be taken by the Manager may be taken without a meeting if the Manager shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Manager.

ARTICLE 7

OFFICERS

Section 7.1 General. The Manager may determine from time to time to appoint one or more individuals as officers of the Company. An officer need not be a Member or Manager of the Company, and any number of offices may be held by the same person. The Manager shall determine the nature and extent of the duties to be performed by any officer, which shall be reduced to writing. Officers may be designated from time to time by the Manager at Manager’s sole discretion.

Section 7.2 Appointment and Removal. The officers shall be appointed by the Manager. Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Manager. Any officer may be removed, with or without cause, at any time by the Manager.

Section 7.3 Employment Agreement. Each officer may be required to sign an employment agreement that may delineate the duties, obligations, authorizations, compensation, and covenants that an officer must agree to as a condition precedent appointment. Such an employment agreement may identify itself as confidential. If identified as confidential, Members will not have a right as Members to receive or inspect such an employment agreement. The duties, obligations, authorizations, and covenants arising from such an employment agreement with an officer are independent of this Agreement and may survive appointment of an officer under this Agreement.

ARTICLE 8

CAPITAL CONTRIBUTIONS

Section 8.1 Capital Contributions. Each Member shall make a cash contribution to the Company's capital in the amount shown in the subscription agreement provided to a Member at the time the Membership Interests are purchased. Except as provided in this Agreement, no Member may withdraw his or her Capital Contribution.

Section 8.2 Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with Treasury Regulations section 1.704-1(b). Upon a valid transfer of a Membership Interest in accordance with Article 9 such Member's Capital Account shall carry over to the new owner.

Section 8.3 No Interest. No Member shall be entitled to interest on its Capital Account.

Section 8.4 Additional Capital Contributions.

(A) Pursuant to Section 8.5, only Members with Unfunded Committed Capital shall be obligated to contribute additional capital to the Company in addition to the initial Capital Contribution. No Member shall be permitted or authorized to make any additional Capital Contribution without the prior approval or at the request of the Manager. Additional Capital Contributions may be necessary to accomplish the purposes and objectives of the Company. The Members acknowledge that their Membership Interests may change (including being diluted) from time to time as a result of adding new Members to obtain additional Capital Contributions or from the funding of Capital Calls. With respect to any additional Capital Contribution, the price per Membership Interest shall be the price of the relevant class of Membership Interests at the time the additional Capital Contribution is approved by the Manager, as set by the Manager from time to time.

Such Member or Members making Additional Capital Contributions shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the amount that such Capital Contribution is received by the Company and the related Percentage Interests shall be adjusted accordingly in the records of the Company. This will be the first day of the succeeding month from when the day the Member notified the Manager of Member’s decision to convert their Distribution.

In the event the Member has an obligation under this Agreement or another instrument to make an Additional Capital Contribution, the terms of that agreement will bind the Company and the Member, including any agreements as to the price per Unit.

Section 8.5 Capital Calls.

(A) The Manager may issue a Capital Call at any time for such amounts, in U.S. Dollars, as the Manager may determine in the sole discretion of the Manager. The Capital Call demand amount for any one Capital Call is the “Call Amount”. The Call Amount shall be for a fixed amount and may not exceed the total outstanding Unfunded Committed Capital for all Members.

(B) If there is a difference between the Committed Capital of a Member and the Capital Contribution of that Member as of the date of the Capital Call, such a Member has an obligation owed to the Company to pay some or all of the remainder of the Committed Capital (the “Unfunded Committed Capital”) at the demand of, and in the amounts as stated by the Manager.

(C) The Manager shall demand Unfunded Committed Capital only from those Members who have Unfunded Committed Capital. Each Member with Unfunded Committed Capital is under an obligation to pay their pro rata share of the Call Amount as of the date of the Call Notice. This is calculated by taking the total Call Amount divided by the total Unfunded Committed Capital, multiplied by the Members Unfunded Committed Capital All calculations are based as of the date the Call Notice is sent to Members.

(D) When the Manager issues a Capital Call, the Manager shall provide written notice to each Members who have Unfunded Committed Capital (the “Call Notice”). The Call Notice will contain the Call Amount, a date by which the Members must pay their portion of the Call Amount, and the amount of Unfunded Committed Capital each notified Member owes.

(E) In the event a Member who is under an obligation to pay an Unfunded Committed Capital fails to pay the full amount of their portion of the Call Amount in a timely manner (the “Defaulting Member”), the Manager may decide, at the sole discretion of the Manager, to (1) divest the Defaulting Member of all Class A Membership Interests which the Defaulting Member owns and has a right to own; and, (2) bring the Defaulting Member’s Unfunded Committed Capital balance to zero. The Company shall be the sole person who may bring a claim against a Defaulting Member. The Members acknowledge and agree that they waive any right to bring a claim against a Defaulting Member for the Defaulting Member’s failure to pay their portion of the Call Amount.

(F) A Defaulting Member’s unpaid portion of a Call Amount will not be allocated amongst the other Members who are subject to paying the Call Amount. Such non-Defaulting Members shall not be under a duty to pay any amount not collected by the Company during a call due to the breach of a Defaulting Member.

Section 8.6 No Withdrawal. Except as expressly provided in this Agreement, no Member shall have the right to withdraw from the Company all or any part of his or its Capital Contribution without the consent of the Manager, in compliance with Section 4.17.

Section 8.7 Receipt of Capital Contribution upon Dissolution. No Member shall receive any part of his or its Capital Contribution upon the dissolution of the Company until:

(A) all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them; or,

(B) the Articles of Organization or this Agreement is canceled or so amended as to permit the withdrawal or reduction of Capital Contributions by Members.

Section 8.8 Cash Only. A Member, irrespective of the nature of his or its Capital Contribution, shall only have the right to demand and receive cash in return for his or its Capital Contribution.

Section 8.8 Preemptive Rights. If at any time that Company offers to sell to non-Members, through a legal offering of securities, Membership Interests in the Company of any class, whether now existing or not, the Company shall first deliver a written notice to each of its Class C Members of its intention to sell such Membership Interests (a “Notice of Intention to Sell”) to non-Members, detailing the purchase price and any other terms of the proposed sale of offered Membership Interests (the “Terms of Investment”). Upon receipt of the Notice of Intention to Sell, each Class C Member shall have a preemptive right with respect to all non-Members (a “Preemptive Right”) to increase the absolute value of his, her or its then-current investment in the Company by investing in the number of Membership interests to be being offered by the Company represented by the product of: (i) his, her or its then current Percentage Interests in the Company, multiplied by (ii) the total number of Membership Interests that the Company proposes to sell during offering. A Class C Member's exercise of his, her or its Preemptive Right shall be made by written notice delivered to the Company (an “Acceptance Notice”) within 30 days after receipt by such Member of the Notice of Intention to Sell (the “Acceptance Period”).

ARTICLE 9

CAPITAL ACCOUNTS

Section 9.1 A single Capital Account shall be established and maintained for each Member (regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired) in accordance with the capital accounting rules of Section 704(b) of the Code, and the regulations thereunder (including without limitation Section 1.704-1(b)(2)(iv) of the Income Tax Regulations). In general, under such rules, a Member's Capital Account shall be:

(A) increased by: (i) the amount of money contributed pursuant to Article 8 by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property); and, (ii) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax; and

(B) decreased by (i) the amount of money distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iii) allocations to the Member of Company loss and deduction (or item thereof).

Section 9.2 Where Section 704(c) of the Code applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(t) of Section 1.704-1 of the Income Tax Regulations, each Member’s Capital Account shall be adjusted in accordance with paragraph (b)(2)(iv)(g) of Section 1.704-1 of the Income Tax Regulations as to allocations to the Members of depreciation, depletion, amortization, and gain or loss, as computed for book purposes with respect to such property.

Section 9.3 The Members shall direct the Company’s accountants to make all necessary adjustments in each Member’s Capital Account as required by the capital accounting rules of Section 704(b) of the Code and the regulations thereunder. Ten or more Members, acting collectively, shall notify the Manager of any non-de minimus adjustments such Members believe that the Members’ Capital Accounts require. The Company may cure any discrepancies after an analysis at the Manager’s sole discretion. After analysis of the Members’ Capital Accounts, if there is a dispute, the Company and the Members shall make a good faith effort to resolve the issue. If such cannot be resolved, the Company shall hire an independent Certified Public Accountant (“CPA”) to make a determination. The Company and the Member(s) agree to be bound by the independent CPA’s determination.

ARTICLE 10

ALLOCATION OF PROFITS AND LOSSES; TAX AND ACCOUNTING MATTERS

Section 10.1 Allocations. Each Member’s distributive share of income, gain, loss, deduction or credit (or items thereof) of the Company as shown on the annual federal income tax return prepared by the Company’s accountants or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of Section 704(b) of the Code and the Income Tax Regulations thereunder shall be determined as follows:

10.1(A) Allocations. Except as otherwise provided in this Section 10.1:

(i) items of income, gain, loss, deduction or credit (or items thereof) shall be allocated among the Members in proportion to their Percentage Interests, if any, except that items of loss or deduction allocated to any Member pursuant to this Section with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in his or its Capital Account at the end of such year, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Section 1.704-1 of the Income Tax Regulations. Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated as follows and in the following order of priority:

(a) first, to those Members who would not be subject to such limitation, in proportion to their Percentage Interests, and

(b) second, any remaining amount to the Members in the manner required by the Code and Income Tax Regulations.

(ii) Subject to the provisions of Article 8 of this Agreement, the items specified in this Section 10.1 shall be allocated to the Members as necessary to eliminate any deficit Capital Account balances.

10.1(B) Allocations With Respect to Property. Solely for tax purposes, in determining each Member's allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where the Company’s property is revalued pursuant to paragraph (b)(2)(iv)(f) of Section 1.704-1 of the Income Tax Regulations, shall be allocated to the Members in the manner (as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it (or, with respect to property which has been revalued, the adjusted basis of the property to the Company) and the fair market value of the property determined by the Members at the time of its contribution or revaluation, as the case may be.

10.1(C) Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 10.1, if there is a net decrease in Company Minimum Gain or Company Nonrecourse Debt Minimum Gain (as such terms are defined in Sections 1.704-2(b) and 1.704-2(i)(2) of the Income Tax Regulations, but substituting the term “Company” for the term “Partnership” as the context requires) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in the manner provided in Section 1.704-2 of the Income Tax Regulations. This provision is intended to be a “minimum gain chargeback” within the meaning of Sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

10.1(D) Qualified Income Offset. Subject to the provisions of Section 10.1(C), but otherwise notwithstanding anything to the contrary in this Section 10.1, if any Member’s Capital Account has a deficit balance in excess of such Member’s obligation to restore his or its Capital Account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Section 1.704-1 of the Income Tax Regulations, then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

10.1(E) Depreciation Recapture. Subject to the provisions of Section 704(c) of the Code and Sections 8.2 – 8.4 of this Agreement, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is subject to depreciation recapture, shall be allocated to the Member who was entitled to deduct such depreciation.

10.1(F) Loans. If and to the extent any Member is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Company shall be allocated to the Member who is charged with the income. Subject to the provisions of Section 704(c) of the Code and Sections 10.1.(B) – 10.1(D) of this Agreement, if and to the extent the Company is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, such income shall be allocated to the Member who is entitled to any corresponding resulting deduction.

10.1(G) Tax Credits. Tax credits shall generally be allocated according to Section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any Company property shall be allocated to the Members pro rata in accordance with the manner in which Company profits are allocated to the Members under Section 10.1(A) of this Agreement, as of the time such property is placed in service. Recapture of any investment tax credit required by Section 47 of the Code shall be allocated to the Members in the same proportion in which such investment tax credit was allocated.

10.1(H) Change of Pro Rata Interests. Except as provided in Sections 10.1(F) and 10.1(G) of this Agreement or as otherwise required by law, if the proportionate interests of the Members of the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in Section 10.1(A) during each such portion of the taxable year in question.

10.1(J) Effect of Special Allocations on Subsequent Allocations. Any special allocation of income or gain pursuant to Sections 10.1(C) or 10.1(D) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 10.1 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 10.1 if such special allocations of income or gain under Section 10.1(C) or 10.1(D) had not occurred.

10.1(K) Nonrecourse and Recourse Debt. Items of deduction and loss attributable to Member nonrecourse debt within the meaning of Section 1.7042(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with Section 1704-2(i)(l) of the Income Tax Regulations. Items of deduction and loss attributable to recourse liabilities of the Company, within the meaning of Section 1.752-2 of the Income Tax Regulations, shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for such liabilities.

10.1(L) State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 10.1.

10.1(M) Depreciation. Notwithstanding anything to the contrary in this Section 10.1, the Manager may, to the fullest extent permitted by applicable law, allocate depreciation among the Members in the Manager's sole discretion, so long as allocation of depreciation among the Members is equalized, in accordance with their respective Percentage Interests, prior to the Company making liquidating distributions.

Section 10.2 Accounting Matters. The Managers shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Management Committee or the Members, as the case may be, is most appropriate; provided, however, that books and records with respect to the Company’s Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under U.S. federal income tax accounting principles as applied to partnerships. For the avoidance of doubt, all costs incurred by the Manager associated with this Section 10.2 shall be paid by the Company.

Section 10.3 Tax Status and Returns. Any provision the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company may be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

Section 10.4 Manager shall File Tax Returns. The Manager shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority and shall make timely filing thereof. The Manager shall exercise commercially reasonable efforts, to prepare or cause to be prepared and delivered to each Member within ninety (90) days after the end of each calendar year a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare his or its federal, state and local income tax returns in accordance with applicable law then prevailing. Nonetheless, neither the Manager nor the Company shall be liable to any Member for failing to complete and deliver such tax information within said ninety (90) days and each Member acknowledges that they may have to file for an extension of time to file their personal tax returns.

ARTICLE 11

DISTRIBUTIONS

Section 11.1 Distributions of Distributable Cash.

(A) Distributions of Distributable Cash from Cashflows, if any, shall be determined and issued in Manager’s sole and unreviewable discretion. The Company shall strive to make distributions on a Fiscal Quarterly basis.

All distributions of Distributable Cash from Cashflows shall be distributed as follows:

(1) first, to the Class A and Class B Members’ Preferred Return until all accumulated but unpaid Preferred Return has been paid;

(2) then seventy-five percent (75%) to the Class A and Class B Members, as a group, pro rata, and twenty-five percent (25%) to the Class C Members. Distributions under 11.1(A) to the Class A Members, Class B Members, and Class C Members shall be owed and disbursed concurrently. Distributions under 11.1(A)(2) shall count as a return of Capital Contributions and will be reflected in the Capital Account Balances of the Members.

(B) Distributions of Distributable Cash from Capital Events, if any, shall be determined and issued in Manager’s sole and unreviewable discretion. The Company shall strive to make distributions on a Fiscal Quarterly basis. All distributions of Distributable Cash from Capital Events shall be distributed:

(1) first, to the Class A and Class B Members’ Preferred Return until all accumulated but unpaid Preferred Return has been paid;

(2) then seventy-five percent (75%) to the Class A and Class B Members, as a group, pro rata, and twenty-five percent (25%) to the Class C Members. Distributions under 11.1(B) to the Class A Members, Class B Members, and Class C Members shall be owed and disbursed concurrently. Distributions under 11.1(B)(2) shall count as a return of Capital Contributions and will be reflected in the Capital Account Balances of the Members.

(C) Distributions of Distributable Cash from Disposition Events, if any, shall be determined and issued in Manager’s sole and unreviewable discretion. The Company shall strive to make distributions on a Fiscal Quarterly basis. All distributions of Distributable Cash from Disposition Events shall be distributed:

(1) first, to the Class A Members’ Preferred Return until all accumulated but unpaid Preferred Return has been paid;

(2) then seventy-five percent (75%) to the Class A Members, pro rata, and twenty-five percent (25%) to the Class C Members. Distributions under 11.1(C) to the Class A Members and Class C Members shall be owed and disbursed concurrently. Distributions under 11.1(C)(2) shall count as a return of Capital Contributions and will be reflected in the Capital Account Balances of the Members.

Section 11.2 Preferred Returns.

The Company shall pay to its Members a Preferred Return of either five percent (5.0%), five and one-half percent (5.5%), or six percent (6.0%), corresponding to Holding Periods of 12 months, 24 months, and 36 months, respectively, as described Article 1. The Preferred Return shall be calculated per annum based upon each Member’s Unreturned Capital Contribution as calculated as of the last day of the Fiscal Year of the previous Fiscal Year of when the Preferred Return is to be paid.

The Company will pay one fourth (1/4) of the annual Preferred Return within forty-five (45) calendar days from end of every Fiscal Quarter. The Preferred Return is cumulative and non-compounding, meaning the Company will owe any unpaid Preferred Returns, but any unpaid Preferred Returns will not compound at the annualized Preferred Return rate. Notwithstanding anything to the contrary in this Section 11.2, during the first twelve (12) months of operations of the Company (deemed to start at the purchase of the first Property), the Preferred Return will accrue but not be paid. For the avoidance of doubt, the accrual of the Preferred Return shall begin on first (1st) day of the calendar month following the purchase of the first Property. Additionally, for all other Members whose Unit Issue Date occurs after such period, the accrual of the Preferred Return shall begin on the first (1st) day of the calendar month following the Unit Issue Date.

Section 11.2.5 Distribution upon Liquidation. Distributions upon liquidation of the Company shall be distributed:

(1) first, to the Class A and Class B Members’ Preferred Return until all accumulated but unpaid Preferred Return has been paid;

(2) then seventy-five percent (75%) to the Class A and Class B Members, as a group, pro rata, and twenty-five percent (25%) to the Class C Members.

Section 11.3. Form of Distributions.

(A) No Member, regardless of the nature of the Member’s Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept a distribution of any asset in kind.

(B) Without limiting the generality of Section 11.3(A), the Manager may, with the consent of the Member receiving the distribution, distribute specific property or assets of the Company to one or more Members.

Section 11.4. Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution the Company would not be able to pay its debts as they become due in the usual course of business.

Section 11.5 Basis of Manager Discretion. The Manager may base a determination that a distribution is not prohibited on any of the following:

(A) financial statements prepared based on accounting practices and principles that are reasonable in the circumstances;

(B) A fair valuation; or

(C) Any other method that is reasonable in the circumstances.

The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within thirty (30) days after the date of authorization, or the date payment is made if it is to occur more than thirty (30) days after the date of authorization.

Section 11.6 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

Section 11.7 Withholding from Distributions. To the extent the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

Section 11.8 754 Election. In the event of a distribution of property to a Member, the death of an individual Member or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company may, in the discretion of the Manager upon the written request of the transferor or transferee, file a timely election under Section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Company’s assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees.

Section 11.9 Minimum Distributions. If and to the extent that the Company is earning income which will result in the Members being subject to income tax on their distributive share of the Company's income, minimum distributions shall be made to the Members in such amounts and at such times (but in no event later than March 31 each year) as shall be sufficient to enable the Members to meet United States income tax liability arising or incurred as a result of their participation in the Company. For the purposes of such distributions, it shall be assumed that the Members are taxable at combined U.S. federal individual, state and local rates of forty percent (40%) on ordinary income and at a twenty percent (20%) rate on Net Capital Gains. Any such distribution shall be made on a nondiscriminatory basis to all Members pro rata in accordance with their respective Percentage Interests. It is specifically recognized that in making a forty percent (40%) assumption regarding tax distributions on ordinary income and twenty percent (20%) on Net Capital Gains, some Members may receive a distribution that is in excess of their actual tax liabilities, and some Members may receive a distribution that is less.

ARTICLE 12

TRANSFER OF INTERESTS; ADMISSION OF MEMBERS

Section 12.1 Transfer of Interests.

(A) Right of First Refusal. If any Class A or Class B Member receives a bona fide written offer from a third party (“Transferee”) to purchase all or any part of the Interests then owned by the such Member (“Proposed Transfer”), which offer the Class A or Class B Member desires to accept, such Member (the “Offering Member”) shall, within five (5) days after receipt of the offer, notify the Manager in writing of the offer stating in such notice (the “ROFR Notice”) the details of the offer, including (i) the name and address of the Offering Member and the proposed Transferee, (ii) the purchase price offered by the proposed Transferee, and (iii) the terms and method of payment. A copy of the offer shall be attached to the ROFR Notice. The Class C Members shall have the first option to purchase all or a portion of the Offered Interest (“ROFR”). The ROFR Notice shall constitute an offer by the Offering Member to sell the Interest subject to the Transferee offer (the “Offered Interest”) to the Class C Members at the same price and upon the same terms as set forth in the ROFR Notice, which offer shall be irrevocable for thirty (30) days from the date the ROFR Notice is delivered to the Manager. To exercise its ROFR, a Class C Member must deliver an acceptance Notice to the Offering Member and the Manager within thirty (30) days from the ROFR Notice date. The Offered Interest may be purchased by the Class C Members in such proportion as the Class A Members may agree among themselves or, in the absence of an agreement, in the same proportion in which the Class C Interests owned by each of them bears to all of the issued and outstanding Class C Interests excluding the Class C Interests offered for sale.

(C) If the Class C Members do not elect to purchase all of the Offered Interest within the time periods specified, then the Offering Member may only Transfer the remainder of the Offered Interest to the proposed Transferee with the prior written consent of the Manager, which may be granted in the sole discretion of such holders. The Company shall not give effect on its books to any Transfer or purported Transfer of an Interest held or owned by the Offering Member to any person unless each and all of the conditions hereof affecting such Transfer shall have been satisfied.

The closing of any acquisition of any Interests hereunder shall be held at the principal office of the Company. The purchasers shall designate a closing date and time as may be agreed upon by the Offering Member. In the event a Class C Member purchases the Class A Membership Interests or Class B Membership Interests pursuant to this Section 12.1, the acquired Membership Interests will remain in their respective Class and will not convert to Class C Membership Interests.

This Section 12.1 and the rights conferred hereunder shall not apply (a) in any merger, acquisition, sale of voting control or sale of substantially all of the Company’s assets; or (b) to any Redemption, Withdrawal, or Involuntary Transfer under Article 4.

(D) Any transferee of a Class A or Class B Member’s Interest who fails to comply with Section 12.1(A) shall have no right to vote or otherwise participate in the business and affairs of the Company or to become a Member; provided, however, that if the transferee is already a Member, then such transferee Member shall only be entitled to vote the Interest which the Member held prior to the transfer.

(E) Any transferee of a Class A or Class B Member’s Interest who fails to comply with Section 12.1(A) shall only be entitled to receive the share of profits or other compensation by way of income and the return of Capital Contributions, if any, to which the transferring Member would otherwise be entitled.

(F) Subject to the restrictions set forth in this Section 12.1, certificates evidencing interests in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee satisfactory in form and substance to the Company. If there are no certificates, the Company will maintain a record of the transfer.

Section 12.2 Conditions of Transfer. No person shall be admitted as a Class A, Class B, or Class C Member of the Company by assignment or sale of a Membership Interest unless the Manager shall have approved the admission of such Person as a new Member in writing; such approval may withheld, conditioned or delayed in Manager’s sole and absolute discretion.

No person shall be admitted to the Company as a new Member contributing new capital without the approval of the Manager. Manager approval under this section shall be presumed if the new Member is admitted through a securities offering, and the Member and Manager follow the securities offering’s subscription procedures.

Upon the admission of a new Member contributing new capital in accordance with the Act and this Agreement, at the discretion of the Manager, there may be a special closing of the books solely for the purpose of determining the value of the Company’s assets on such date by whatever method the Manager, in their sole and absolute discretion, consider reasonable, and the Capital Accounts of the existing Members may be adjusted based upon their Percentage Interests in the determined asset value. The new Member shall pay in their Capital Contribution, the Company shall establish a Capital Account which shall be credited with the Capital Contribution of the new Member.

Section 12.3 Payment of Purchase Price. The payment of the purchase price for any Unit shall be in cash.

Section 12.4 Restrictions on Transfer of the Membership Interests By Law. If there are restrictions imposed by federal or state law on the Voluntary or Involuntary Transfer of the Membership Interests, the Members agree that they will refrain from engaging in such a transfer until the restriction(s) by law is lifted or no longer applies. Any such transfer while there is a restriction imposed by law will be void ab initio. It is the duty of the Member, not the Manager, to ensure there are no restrictions on transfer imposed by law. The Member waives any claims and indemnifies the Manager against Member’s claims or the purported transferee, derived from a void transfer transaction. Manager’s approval in writing pursuant to Section 12.2 has no effect on this Section 12.4’s waiver and indemnification.

Section 12.5 Sales on Alternative Trading Systems or other Exchanges. To the extent a sale or Transfer of Interests to a third-party is otherwise permitted under this Agreement and under applicable state or federal law, a Member may offer and sell such Interests on an Alternative Trading System (“ATS”) or other exchange, including a blockchain-based ATS, to the extent such Interests are listed and permitted to be traded on such an exchange, provided however that the Company makes no commitment or guarantee that such a listing shall ever occur.

ARTICLE 13

ACCOUNTING, RECORDS, REPORTING TO AND BY MEMBERS

Section 13.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for United States federal income tax purposes. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain all of the following:

(A) A current list of the full name and last known business or residence address of each Member and Assignee, together with the Capital Contributions, Capital Accounts, and Percentage Interests of each Member or Assignee;

(B) A copy of the Articles of Organization and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles of Organization or any amendments thereto have been executed;

(C) Copies of the Company’s U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Company in any other jurisdiction;

(D) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(E) Copies of the financial statements of the Company and Copies of all Company contracts;

(F) The accounting records of the Company, including, without limitation, checks, cancelled checks, bank statements, ledgers, invoices and similar records.

Section 13.2 Delivery to Members for Inspection. Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Manager shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Sections 13.1(A), 13.1(B), and 13.1(D) and a copy of this Agreement. Any inspection or copying by a Member under this Article 13 may be made by that Person or that Person’s attorney.

Section 13.3 Right to Inspect. Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to:

(A) inspect and copy during normal business hours any of the Company records described in Sections 13.1(A), 13.1(B), and 13.1(D) of this Agreement; and,

(B) obtain from the Manager, promptly after their becoming available, a copy of the Company's U.S. federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction for each fiscal year of the Company.

Section 13.4 Preparation of Financial Reports. The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company's accountants. Annual compiled financial statements shall be prepared that include a statement showing any item of income, gain, deduction, credit or loss allocable for U.S. federal income tax purposes pursuant to the terms of this Agreement.

Section 13.5 Filings. The Manager, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at the Company’s expense, shall also cause to be prepared and timely filed, with the appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Articles of Organization and all filings or reports required to be filed by the Company with those entities under the Act or other then-current applicable laws, rules, and regulations. The Manager’s failure to file such reports/filings shall not be deemed a breach of this Agreement if the Manager determines that not filing such reports/filings is in the interest of the Company. Such determination shall be in the sole discretion of the Manager.

Section 13.4 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. In the event the Company is unable to obtain bank accounts, the funds of the Company may be held as determined by the Manager.

Section 13.5 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for U.S. federal income tax purposes or for purposes of any other jurisdiction in which the Company does business or is required to file tax returns or reports under applicable law.

ARTICLE 14

DISSOLUTION AND LIQUIDATION

Section 14.1 Dissolution. Subject to the provisions of the Act or the Articles of Organization, the Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(A) At the time specified in the Articles of Organization; or

(B) Upon the sale of substantially all of the assets of the Company, as authorized by the Manager.

Upon the occurrence of any of the events of dissolution as stated in this Section 14.1 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Manager shall appoint a liquidating agent who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after his or her appointment, the liquidating trustee shall cause to be filed a statement of intent to dissolve as required by the Act.

Section 14.2 No Distributions until the Distribution Date. During the course of liquidation, the Members shall continue to share profits and losses, but there shall be no cash distributions to the Members until the Distribution Date (as defined in Section 14.3), unless the Manager approves a distribution.

Section 14.3 Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. When the liquidating agent has determined that there can be a final accounting, the liquidating agent shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in Section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 14.2 not later than the Distribution Date.

Section 14.4 Wind-Up. Upon dissolution and termination, the Manager or liquidating agent, as the case may be, shall wind up the affairs of the Company, shall sell or wind up all the Company assets as promptly as consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution. The proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following descending order of priority:

(A) To the payment and discharge of all of the Company’s debts, liabilities, and expenses of the Company, including liquidation expenses;

(B) To the creation of any reserves which the Manager deems necessary or reasonable for any contingent of unforeseen liabilities or obligations of the Company;

(C) To the payment and discharge of all of the Company’s debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member; and

(D) To all the Members in the proportion of their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations ? 1.704-I(b), such adjustments to be made within the time specified in such Income Tax Regulations;

(E) In accordance with Section 11.1 of this Agreement.

Section 14.5 Filings for Termination. Upon dissolution and liquidation of the Company, the liquidating agent shall cause to be executed and filed with the Secretary of State of the State of Florida, Articles of Dissolution in accordance with the Act.

ARTICLE 15

INDEMNIFICATION

Section 15.1 Indemnification Proceeding Other than by Company.

(A) The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Person is or was a Manager, Member, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a manager, member, shareholder, director, officer, partner, trustee, employee, or agent of any other Person, joint venture, trust or other enterprise, against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

(B) Section 15.1(A) indemnification shall only apply if the Person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 15.2 Indemnification: Proceeding by Company.

(A) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Person is or was a Manager, Member, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Manager, member, shareholder, director, officer, partner, trustee, employee, or agent of any other Person, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Person in connection with the defense or settlement of the action or suit if the Person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

(B) Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 15.3 Mandatory Indemnification. To the extent that a Manager, Member, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this Article 15, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 15.4 Authorization of Indemnification. Any indemnification under Sections 15.1 and 15.2, unless ordered by a court or advanced pursuant to Section 15.5, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee, or agent is proper in the circumstances. The determination must be made by a majority of the Class C Members if the person seeking indemnity is not a Class C Member; or if the person seeking indemnity is a Class C Member by independent legal counsel selected by the Manager in a written opinion; or by a vote of the majority of Percentage Interests in the Company. The Manager has sole discretion which method to choose. The Manager may choose more than one method.

Section 15.5 Mandatory Advancement of Expenses. The expenses of the Manager, Members and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager, Member, or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section 15.5 do not affect any rights to advancement of expenses to which personnel of the Company other than Managers, Members, or officers may be entitled under any contract or otherwise.

Section 15.6 Effect and Continuation.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Sections 15.1 – 15.5:

(A) unless ordered by a court pursuant to Section 15.2 or for the advancement of expenses made pursuant to Section 15.5, may not be made to or on behalf of any Member, Manager or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, breach of fiduciary duty as limited through this Agreement, fraud, or a knowing violation of the law and was material to the cause of action.

(B) continues for a person who has ceased to be a Member, Manager, officer, employee or agent and inures to the benefit of his or her heirs, executors, and administrators.

Section 15.8 Repeal or Modification. Any repeal or modification of this Article 15 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee, or agent of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 16

DEFAULTS AND REMEDIES

Section 16.1 Defaults. If a Member materially defaults in the performance of his or its obligations under this Agreement, and (a) such default is not cured within ten (10) days after written notice of such default is given by a Manager to the defaulting Member for a default that can be cured by the payment of money, or (b) within thirty (30) days after written notice of such default is given by a Manager to the defaulting Member for any other default, then the Company shall have the rights and remedies described in Section 16.2 hereunder in respect of the default.

Section 16.2 Remedies. If a Member fails to perform his or its obligations under this Agreement, the Company shall have the right, in addition to all other rights and remedies provided herein, to bring the matter to arbitration. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Member of his or its obligations under this Agreement, an award for damages for payment of sums due to the Company and/or may result in the defaulting Member’s expulsion. Upon expulsion, a Member shall no longer have any ongoing rights, but shall be entitled to pro rata allocation and distribution of profits, if any, for the year of expulsion.

ARTICLE 17

MISCELLANEOUS

Section 17.1 Entire Agreement. This Agreement constitutes the entire agreement between the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein. This shall not apply to subscription agreements executed by Members pursuant to a securities offering.

Section 17.2 Amendments.

(A) This Agreement may be amended only by the affirmative vote of fifty-one percent (51%) of the Percentage Interests of each outstanding class of Members, except clerical or ministerial amendments that may be approved unilaterally by the Manager. All amendments shall be in writing. Prior to any vote on amendment that is not clerical or ministerial, the Manager must first approve the amendment and propose the amendment to the Members.

(B) The Articles of Organization may be amended by the affirmative vote of fifty-one percent (51%) all the Class C Members. Any such amendment shall be in writing and shall be executed and filed in accordance with the Act.

Section 17.3 No Waiver. A waiver, amendment or modification of any term or condition of this Agreement must be in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No waiver by any party of any breach hereunder shall be deemed a waiver of any other breach or any subsequent breach.

Section 17.4 Representation of Shares of Companies or Interests in Other Entities. The Manager is authorized to vote, represent, and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other Person, in the name of this Company. The authority herein granted to said Manager to vote or represent on behalf of this Company may be exercised by the Manager in person or by any other person authorized so to do by proxy or power of attorney duly executed by said Manager.

Section 17.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 17.6 Severability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction all other provisions of this Agreement shall remain in full force and effect.

Section 17.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Great State of Florida (without regard to conflicts of law principles).

Section 17.8 Choice of Venue. Any suit, legal action or proceeding involving any dispute or matter regarding, relating to or arising under this Agreement shall be brought solely in Florida. All parties hereby consent to the exercise of personal jurisdiction, and waive all objections based on improper venue and/ or forum non conveniens, in connection with or in relation to any such suit, legal action or proceeding. This Section 17.8 shall not apply to claims or actions brought pursuant to federal securities laws.

Section 17.9 Payment of Legal Fees and Costs. In the event that a Member initiates or asserts any suit, legal action, claim, counterclaim or proceeding regarding, relating to or arising under this Agreement, the Units, or the Company, including claims under the U.S. federal or state securities laws; and (ii) does not, in a judgment on the merits, substantially achieve, in substance and amount, the full remedy sought or the equivalent is reached in settlement, then the Member shall be obligated to reimburse the Company and any parties indemnified by the Company for any and all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees, the costs of investigating a claim and other litigation expenses) that the Company and any parties indemnified by the Company may incur in connection with such Claim.

17.10 Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given (i) upon delivery when delivered in person, (ii) as of 2:00 p.m. on the day after being delivered to a nationally recognized overnight courier; (iii) upon transmission thereof and receipt of the appropriate answerback when delivered by facsimile transmission or by email; or (v) 72 hours after being placed in a depository of the United States mails when delivered by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a) If to the Company:

1600 S. Federal Highway, Suite 570
Pompano Beach, FL 33062

OR

cep-fund@concorde-grp.com

(b) if to the Member, to the address and contact information provided by the Member to the Company from time to time. Each Member is under an affirmative duty to inform the Company of any contact information changes on an annual basis by October 31 of each year.

Section 17.11 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

Section 17.12 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

Section 17.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto.

Section 17.14 Preparation of Agreement. This Agreement has been prepared by Red Rock Securities Law Inc., an Arizona law firm (the “Law Firm”), counsel for the Company in the course of its representation of it, and:

(A) The Members have been advised to seek independent counsel or have had the opportunity to seek such representation;

(B) The Law Firm has not given any advice or made any representations to the members with respect to the tax consequences of this Agreement;

(C) The Members have been advised that the terms and provisions of this Agreement may have tax consequences and the Members have been advised by the Law Firm to seek independent counsel with respect thereto; and,

(D) The Members have been represented by independent counsel or have had the opportunity to seek such representation with respect to the tax consequences of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF, Concorde Essential Properties Fund, LLC, through its Manager and the Members hereby execute this Agreement effective as of June 2, 2025.

Concorde Essential Properties Fund, LLC

a Florida limited liability company

By: Concorde Group Holdings, LLC, its Manager

a Florida limited liability company

By:

Name: Joseph C. LeBas, Jr.

Title: Manager

Class C Member

Concorde Palmetto Centre, LLC

By: Concorde Group Holdings, LLC, its Manager

a Florida limited liability company

By:

Name: Joseph C. LeBas, Jr.

Title: Manager

Class A or Class B Member

Deemed to be signed by each Member of Class A or Class B, if the Class A or Class B Member signed a corresponding Subscription Agreement.

EXHIBIT 1

Class A Members

Name	Number of Units	Capital Contribution	Percentage Interest
None
TOTAL

Class B Members

Name	Number of Units	Capital Contribution	Percentage Interest
None

TOTAL	[Total]	[Total]	[Total]

Class C Members

Name	Number of Units	Capital Contribution	Percentage Interest
Concorde Palmetto Centre, LLC

TOTAL	[Total]	[Total]	[Total]